Exhibit 3.1
Charter
of
FIRST FREEDOM BANCSHARES, INC.
     Pursuant to the Tennessee Business Corporation Act (the “Act”), the undersigned incorporator of the corporation hereby adopts the following Charter of Incorporation:
     Section 1. Corporate title. The full corporate title of the corporation is First Freedom Bancshares, Inc. (hereinafter, the “Company”).
     Section 2. Principal office; registered office and agent. The location of both the principal office and the registered office of the Company in the State of Tennessee shall be 1620 West Main Street, in the City of Lebanon, the County of Wilson, in the State of Tennessee, 37088. The registered agent of the Company at that location shall be John Lancaster.
     Section 3. Duration. The duration of the Company is perpetual unless otherwise legally terminated.
     Section 4. Objective, purpose and powers. The objective and purpose of the Company is to pursue any or all of the lawful objectives of a bank holding company chartered under the Act and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution of the State of Tennessee and laws and regulations of the State of Tennessee as they are now in effect, or as they may hereafter be amended; and subject to the laws and regulations of the United States that apply to bank holding companies; and subject to all lawful and applicable rules, regulations, and orders of the Tennessee Commissioner of Financial Institutions (“Commissioner”) and the Federal Reserve System. The Company is for profit.

Ex. 3.1

     Section 5. Capital stock. The total number of shares of all classes of the capital stock which the Company has authority to issue is ten million (10,000,000) of which ten million (10,000,000) shares shall be common stock, of par value of $1.00 per share. The shares may be issued from time to time as authorized by the Board of Directors without the approval of its shareholders except to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Company. The consideration for the shares shall be cash. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable.
     Section 6. Preemptive rights. Holders of the capital stock of the Company shall not be entitled to preemptive rights with respect to any shares of the Company that may be issued.
     Section 7. Directors. The Company shall be under the direction of a Board of Directors. The authorized number of Directors shall not be fewer than five (5) nor more than twenty-five (25) except when a greater number may be approved by operation of law. The Bylaws of the Company may, but are not required to, establish staggered terms for Directors consistent with the law of the State of Tennessee.
     Section 8. Cumulative voting. Cumulative voting shall not be permitted for the election of Directors of the Company.
     Section 9. Indemnification and Insurance. The Company shall indemnify and advance expenses to its Directors, officers, employees and agents, and shall purchase and maintain insurance or furnish similar protection on behalf of its Directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law and regulation, and as further defined by the Bylaws of the Company, even if such acts may be deemed optional under such Sections of the Code.
     Section 10. Removal of Directors. The Shareholders of the Company may remove one (1) or more Directors with or without cause. Any or all of the Directors may be removed for cause by a

Ex. 3.1

vote of a majority of the entire Board of Directors. A Director may be removed by the Shareholders or Directors only at a meeting called for the purpose of removing the Director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of Directors.
     Section 11. Bylaws. The Company shall have the power to make Bylaws for the regulation and government of the Company, its agents or officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee and those federal laws and regulations applicable to state-chartered, commercial banks.
     Section 12. Amendment of charter. No amendment, addition, alteration, change, or repeal of this Charter shall be made by the Board of Directors or the Shareholders, except in the manner consistent with the laws of the State of Tennessee. Except as permitted by the Act, no proposed amendment shall be valid unless approved by a majority of the Shareholders.
Executed and acknowledged this 13th day of March, 2008 by the undersigned incorporator of the Company:

/s/
Elizabeth Wilee Sims

Ex. 3.1